Exhibit N.3

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of THL Credit, Inc:

We have audited the consolidated financial statements of THL Credit, Inc. and its subsidiaries as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013 referred to in our report dated March 7, 2014 appearing in the accompanying registration statement on Form N-2. We have also previously audited the consolidated financial statements of the Company as of and for the years ended December 31, 2011 and 2010 (not presented herein) appearing under Item 8 of the Company’s 2011 Annual Report on Form 10-K, and we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the senior securities table of THL Credit, Inc. and its subsidiaries for each of the four years in the period ended December 31, 2013 appearing on page 78 of this Form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Boston, MA

March 7, 2014